Exhibit 99.1

Silicon Valley Bank Increases CareCloud’s Credit Facility to $25 million

SOMERSET, N.J., FEBRUARY 21, 2023 (GLOBE NEWSWIRE) — CareCloud, Inc. (the “Company”) (Nasdaq: CCLD, CCLDP, CCLDO), a leader in healthcare technology solutions for medical practices and health systems nationwide, today announced that Silicon Valley Bank (NASDAQ: SIVB), the bank of the world’s most innovative companies and their investors, has increased its secured line of credit to $25 million to support future growth. The term of the line of credit was also extended by two years, to October 13, 2025.

“We have had the pleasure of working with the CareCloud team since 2017 and have witnessed their tremendous growth over the years,” said Tom Gordon, Managing Director of Life Science and Healthcare at Silicon Valley Bank. “We have been serving the innovation economy for 40 years, and enjoy working with businesses like CareCloud, supporting their continued growth.”

“Our strong, virtually debt-free, balance sheet enabled us to grow our revenues at a 34% compound annual growth rate and our adjusted EBITDA by 58% since 2017, without diluting our common shareholders,” said Bill Korn, Chief Financial Officer of CareCloud. “Today’s increase in our credit line positions us for further growth, as we launch new services and lead the industry in the adoption of digital healthcare technology. We appreciate Silicon Valley Bank’s partnership and belief in our business model.”

CareCloud’s revolving line of credit from Silicon Valley Bank provides up to $25 million of capital to be used for growth and general corporate purposes.

About Silicon Valley Bank

Silicon Valley Bank, the bank of the world’s most innovative companies and investors, provides commercial banking services, expertise and insights to the technology, life science and healthcare, private equity, venture capital and premium wine industries. Silicon Valley Bank operates in centers of innovation around the world and is one of SVB’s core businesses with SVB Capital, SVB Private and SVB Securities. With global commercial banking services, Silicon Valley Bank helps address the unique needs of its dynamic, fast-growing, innovative clients. Learn more at svb.com.

About CareCloud

CareCloud (Nasdaq: CCLD, CCLDP, CCLDO) brings disciplined innovation to the business of healthcare. Our suite of technology-enabled solutions helps clients increase financial and operational performance, streamline clinical workflows and improve the patient experience. More than 40,000 providers count on CareCloud to improve patient care, while reducing administrative burdens and operating costs. Learn more about our products and services, including revenue cycle management (RCM), practice management (PM), electronic health records (EHR), business intelligence, patient experience management (PXM) and digital health, at www.carecloud.com.

Follow CareCloud on LinkedIn, Twitter and Facebook.

For additional information, please visit our website at www.carecloud.com. To listen to video presentations by CareCloud’s management team, read recent press releases and view our latest investor presentation, please visit ir.carecloud.com.

SOURCE CareCloud

Company Contact:

Bill Korn

Chief Financial Officer

CareCloud, Inc.

bkorn@carecloud.com

Investor Contact:

Asher Dewhurst

ICR Westwicke

CareCloudIR@westwicke.com

Media Inquiries:

Alexis Feinberg

ICR Westwicke

CareCloudPR@westwicke.com